EXHIBIT 24

PWRATTY_McCaffery

POWER OF ATTORNEY

     I, Michael G. McCaffery, do hereby constitute and appoint each of Kimberly N. King and Barton P. Pachino as my attorneys-in-fact, with full power of substitution for each of them in any and all capacities, to execute and file on the undersigned’s behalf all Forms 4 and 5 (including any amendments thereto) that may be required or desirable for the undersigned to file with the United States Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of KB HOME. The authority of Kimberly N. King and Barton P. Pachino under this Power of Attorney shall continue until the undersigned is no longer required to file Forms 4 or 5 with regard to the undersigned’s ownership of or transactions in securities of KB HOME, unless earlier revoked in writing. The undersigned acknowledges that Kimberly N. King and Barton P. Pachino are not assuming, nor is KB HOME assuming, any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated: July 23, 2003

/s/ Michael G. McCaffery Michael G. McCaffery